EXHIBIT 2.7


                  (logo)   FIRST FEDERAL SAVINGS BANK
                             OF BRUNSWICK, GEORGIA

January 17, 1997

Mr. Kenneth D. Lewis
President
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255-0065

RE; Amended and Restated Agreement and Plan of Reorganization, dated as of November 20, 1989, as amended by Amendment Number One, dated as of August 20, 1990 ("Amendment Number One"), and Amendment Number Two, dated as of December 19, 1990 ("Amendment Number Two"), by and between NationsBank Corporation (as successor to The Citizens and Southern Corporation, et al.) and First Federal Savings Bank of Brunswick, Georgia (together, the "Agreement")--Waiver of Certain Provisions

Dear Mr. Lewis:

This letter, which reflects recent discussions between First Federal Savings Bank of Brunswick, Georgia ("First Federal") and NationsBank Corporation ("NationsBank"), is intended to constitute an effective waiver of certain provisions of the Agreement, in accordance with Section 11.5 thereof, as described below. This letter is in lieu of my letter to you dated December 27, 1996, which should be disregarded in its entirety.

     1. NationsBank and First Federal mutually agree that, to reduce the number of regulatory filings and related costs, the acquisition of First Federal by NationsBank should be accomplished by the organization of an interim federal stock savings bank as a direct wholly owned subsidiary of NationsBank and the merger of that entity with and into First Federal, which shall be the surviving entity. Therefore, NationsBank and First Federal each hereby waives any and all obligations of the other to comply with any and all of the provisions of Amendment Number One to the Agreement, and each hereby waives any and all conditions precedent to the obligations of the other in connection with such waived provisions.


      777 Gloucester Street o Brunswick, Georgia 31520-1706 o (912) 265-1410

                        o Facsimile (912) 267-6546

          Reply To: Post Office Box 1877 o Brunswick, Georgia 31521-1877


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Mr. Kenneth D. Lewis
January 17, 1997
Page 2

     2. NationsBank and First Federal each hereby waives any and all rights under Section 10.1(c) of the Agreement and any and all obligations of the other to comply with any and all of the provisions of Amendment Number Two, and each hereby waives any and all conditions precedent to the obligations of the other in connection with such waived provisions. In so waiving these provisions, NationsBank and First Federal each acknowledge the Order and Judgement of the Superior Court for the County of Glynn, State of Georgia, dated October 11, 1996, in which it was adjudged and decreed that "the parties shall consummate the merger agreement, as promptly as possible consistent with applicable law and regulations governing such transactions."

     Except as to those matters specifically addressed above, the foregoing waivers shall not prejudice any rights of First Federal or NationsBank under the Agreement, including without limitation the separate Orders of the Superior Court of Glynn County, Georgia dated December 16, 1994 or October 11, 1996.

     By signing below, NationsBank and First Federal each agrees to the foregoing and acknowledges compliance by the other with the notice provisions of
Section 11.8 of the Agreement.

Sincerely yours,

FIRST FEDERAL SAVINGS BANK OF
    BRUNSWICK, GEORGIA

By:    /S/ Ben T. Slade III
      Ben T. Slade III

      Chairman of the Board

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Mr. Kenneth D. Lewis
January 17, 1997
Page 3


Acknowledged and agreed to this 17th day of January, 1997.

NATIONSBANK CORPORATION

By:  /s/ Kenneth D. Lewis
      _________________________
      Kenneth D. Lewis
      President
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